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                                                           EXHIBIT 10(k)

March 7, 2000

Mr. Anthony A. Massaro
1030 Hillcreek Lane
Gates Mills, OH  44040

Re:  Supplemental Retirement, Retention and Termination Benefits

Dear Tony:

                  This letter supercedes in its entirety the letter of employment dated July 14, 1993, as amended May 26, 1998, by and between The Lincoln Electric Company ("LEI") and you, which specified the terms of your employment with LEI. This letter sets forth the supplemental retirement, retention and termination benefits that the Compensation and Executive Development Committee of the Board of Directors of Lincoln Electric Holdings, Inc. (the "Company"), the parent of LEI, have determined will be provided to you. All other terms and conditions of your employment with the Company, including base salary, annual bonus and long-term compensation shall be determined by the Company, through its Compensation and Executive Development Committee.

                  You will participate in The Lincoln Electric Company Retirement Annuity Program in the same manner as other employees of the Company. Additionally, you will participate in The Lincoln Electric Company Supplemental Executive Retirement Plan (the "SERP"), which provides a full benefit after forty-five years of service with the Company and a normal retirement age of 60. In this regard, the Company has credited you with twenty-nine years of service under the SERP at your employment starting date of August 1, 1993. Your "participation factor" under the SERP is 1.0, and the annual benefit limit under the SERP will not apply in your case. The SERP will become payable if the Company terminates your employment for reasons other than Termination for Cause (as defined in the SERP), in which case the payment amount, if paid prior to age 65 will be at 61% through 1999, rising one percentage point each following year until it reaches 65%, with a reduction for service short of forty-five years based upon multiplying the payable amount by the ratio of qualified service to forty-five years, and actuarially reduced based on age; provided, however, that the payment amount will instead be determined under the provisions of the SERP (with the standard reductions provided under the SERP) if such determination results in a higher payment. It is understood that should you voluntarily leave the Company prior to age 60 without the approval of the Compensation and Executive Development Committee, no entitlement to the SERP exists. In the event of your voluntary retirement prior to age 60, approval of the Compensation and Executive Development Committee will not be unreasonably withheld. Except as otherwise modified above, the terms of the SERP will govern your benefits under the SERP.







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Mr. Anthony A. Massaro
March 7, 2000
Page 2 of 3

         The Company agrees to pay to you (as provided below) the following Retention Benefit amounts, provided that you are employed by the Company as of the vesting date set forth next to such amount, (unless pro rating of payments is applied as noted below, in which case the vesting date is the termination date) and provided, further, that the Company does not terminate your employment in a Termination for Cause:

                                        RETENTION BENEFIT                      CUMULATIVE VESTED
VESTING DATE                            VESTING LEVELS                         RETENTION BENEFIT
------------                            --------------                         -----------------
December 31, 2000                       $   400,000                            $  400,000

December 31, 2001                           400,000                               800,000

December 31, 2002                           400,000                             1,200,000

December 31, 2003                           400,000                             1,600,000

December 31, 2004                           400,000                             2,000,000



Notwithstanding anything to the contrary in the SERP, the Retention Benefits provided in this paragraph shall not be included in your Final Average Pay (as determined in the SERP) for the purposes of determining your benefits under the SERP.

                  At the end of each calendar quarter, an amount of $100,000 shall be credited to your account under the Company's Deferred Compensation Plan as an "Employment Agreement Contribution" (as defined in the Deferred Compensation Plan). Such account shall be credited at the end of each quarter with interest at the prime rate as in effect from time to time. The Retention Benefits credited pursuant to Employment Agreement Contributions shall be paid in accordance with the terms of the Deferred Compensation Plan. In the event that your employment with the Company is terminated for any reason before December 31, 2004, you will forfeit all Retention Benefits that are not vested in accordance with the foregoing schedule.

                  If the Company terminates your employment for reason other than Termination for Cause, or if you terminate your employment with the Company for Good Reason, or upon your retirement, disability or death, you (or your beneficiaries or estate, as the case may be) will receive a pro rata payment of the Retention Benefit attributable to the year of such termination. Such pro rata payment will be determined by multiplying the Retention Benefit for the year of termination by a fraction, the numerator of which is the number of full completed days in such year through the effective date of termination, and the denominator of which is 365.



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Mr. Anthony A. Massaro
March 7, 2000
Page 3 of 3

                  If the Company terminates your employment for any reason other than Termination for Cause, or if you terminate for Good Reason, you will receive a lump sum severance payment equal to two years' then base salary plus annual bonus at target.

                  For purposes of this letter, "Termination for Cause" shall have the same meaning as provided in the SERP, and "Good Reason" means, without your prior written consent, a significant adverse change in the nature or scope of your duties with the Company, including failure to re-elect you as Chief Executive Officer.

                                              Very truly yours,




                                              /s/ Edward E. Hood, Jr.
                                              Edward E. Hood, Jr.
                                              Chairman, Compensation and
                                              Executive Development Committee




ACCEPTED:

/s/ Anthony A. Massaro
Anthony A. Massaro

March 8, 2000


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